EXHIBIT 10.16

IMMUCELL CORPORATION

Amended and Restated Promissory Note ($2,560,000) given

by the Company in favor of TD Bank N.A. dated March 1, 2017.

LOAN #__________

AMENDED AND RESTATED CONSTRUCTION LOAN NOTE

(Amends and Restates Construction Loan Note dated March 28, 2016 in the original principal amount of $2,000,000.00)

Date of Note:	March 1, 2017

Principal Amount:	$2,560,000.00

Maturity Date:	March 1, 2027

Interest Rate:

An interest rate equal at all times to Two and One Quarter percent (2.25%) per annum in excess of the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the one (1) month LIBOR (as hereinafter defined). The Lender shall not be required to notify Borrower of adjustments in said interest rate.

“LIBOR” (i.e., the London Interbank Offered Rate) means the rate of interest in U.S. Dollars (rounded upwards, at the Lender's option, to the next 1/8th of one percent) equal to the Intercontinental Exchange Benchmark Administration Ltd. (“ICE, ”or the successor thereto if ICE is no longer making a London Interbank Offered Rate available) (“ICE LIBOR”) rate for the equivalent Interest Period as published by Bloomberg (or such other commercially available source providing quotations of ICE LIBOR as designated by Lender from time to time) at approximately 11:00 A.M. (London time) two (2) London Business Days prior to the Reset Date; provided however, if more than one ICE LIBOR is specified, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term LIBOR Rate shall mean, for the LIBOR Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Lender to be the average rates per annum at which deposits in dollars are offered for such LIBOR Interest Period to major banks in the London Interbank market in London, England at approximately 11:00 A.M. (London time) two (2) Business Days prior to the Reset Date. The Interest Rate shall be computed on an actual/360 day basis (i.e., interest for each day during which the Principal Amount, or any part thereof, is outstanding shall be computed at the Interest Rate, divided by 360).

Notwithstanding the foregoing, LIBOR Rate loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to Lender. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage or the LIBOR Interest Period for each LIBOR Rate loan comprising part of the same borrowing (including conversions, extensions and renewals), to a per annum interest rate determined pursuant to the following formula:

Adjusted LIBOR Rate = LIBOR Rate

1 - LIBOR Reserve Percentage

For purposes of this calculation LIBOR Reserve Percentage is defined as, for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D, as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of LIBOR Rate loans is determined), whether or not Lender has any Eurocurrency liabilities subject to such reserve requirement at that time.

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LIBOR Interest Period:	Initially, the first (1st) LIBOR Interest Period hereunder shall be the period commencing on the date hereof and ending on (and including) March 31, 2017. Thereafter, each LIBOR Interest Period shall commence on the first (1st) day of the calendar month immediately following the previous LIBOR Interest Period (the “Reset Date”) and shall end on the last day of such month; provided however, (i) no LIBOR Interest Period shall extend beyond the Maturity Date of the Loan, and (ii) any LIBOR Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such LIBOR Interest Period.

Construction Loan Agreement:

That certain agreement between Borrower and Lender dated on or about March 28, 2016, as modified and/or amended from time to time including, without limitation, by Amendment bearing even date herewith pursuant to which Lender has agreed to advance the Principal Amount to the Borrower subject to the terms and conditions of such agreement.

Business Day:	Any day on which domestic and international transactions are carried on in the London Interbank Market and commercial banks are open for business in London, England and are neither required nor authorized to close in the State.

State:	Shall mean the State of Maine.

FOR VALUE RECEIVED, ImmuCell Corporation, a Delaware corporation (the “Borrower”), having an address as indicated below, HEREBY PROMISES TO PAY ON THE MATURITY DATE to the order of TD Bank, N.A., a national banking association, (hereinafter, together with its successors and assigns, referred to as the “Lender”) at One Portland Square, P.O. Box 9540, Portland, Maine, 04112, or at such other place as the holder hereof may from time to time designate in writing, in immediately available federal funds, the Principal Amount or so much thereof as shall be advanced by Lender to Borrower pursuant to the Construction Loan Agreement and then remaining unpaid, together with interest on the outstanding Principal Amount from time to time at the Interest Rate. Interest only shall be due and payable monthly, commencing April 1, 2017 and on the same day of each successive month until March 1, 2018 (the “Payment Change Date”).

Beginning with the payment next due after the Payment Change Date, principal payments shall be due and payable pursuant to a schedule of principal payments based on a twenty year even amortization to be later attached to this Note as Schedule A to be then provided by the Lender, plus accrued interest, in equal monthly installments, followed by a final installment of all unpaid principal and interest due and payable on the Maturity Date. Borrower may elect an interest rate swap for all or any portion of the loan.

For so long as the Interest Rate in effect is a variable rate of interest, the loan evidenced hereby may be prepaid in part or in full at any time without premium. However, upon Borrower’s execution of any ISDA interest rate swap or other hedging agreement in connection with this Construction Loan Note synthetically converting the Interest Rate to an indicative fixed rate, any prepayment shall be subject to the terms of such a swap or hedge agreement, including any provisions relating to termination fees.

Notwithstanding the foregoing, Borrower may elect to reduce the “interest only” time period set forth herein and begin amortizing the Loan before the Payment Change Date, provided, however, that the total Loan amount has been fully advanced to the Borrower.

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Borrower hereby authorizes Lender to charge checking account number _____________ at TD Bank, N.A. (or such other account maintained by Borrower at TD Bank, N.A. as Borrower shall designate by written notice to Lender) (the “Deposit Account”) to satisfy the monthly payments of principal and/or interest due and payable to Lender hereunder on the first (1st) day of each month (each, a “Charge Date”) and Lender is hereby authorized to charge the Deposit Account on each Charge Date or, if any Charge Date shall fall on a Saturday, Sunday or legal holiday, then the Lender reserves the right to charge the Deposit Account on either the first (1st) Business Day immediately preceding or on the first (1st) Business day immediately following any such Charge Date until the Note shall be paid in full.

Borrower agrees to maintain sufficient funds in the Deposit Account to satisfy the payment due Lender under the Note on the next succeeding Charge Date during the term of this Note. If sufficient funds are not available in the Deposit Account on any Charge Date to pay the amounts then due and payable under this Note, Lender, in its sole discretion, is authorized to: (a) charge the Deposit Account for such lesser amount as shall then be available; and/or (b) charge the Deposit Account on such later date or dates after the applicable Charge Date that funds shall be available in the Deposit Account to satisfy the payment then due (or balance of such payment then due). Notwithstanding the foregoing, Borrower shall only be entitled to receive credit in respect of any payments of principal and interest due under the Note for funds actually received by Lender as a result of any such charges to the Deposit Account. Borrower shall be liable to Lender for any late fees or interest at the Default Rate on any payments not made on a timely basis by Borrower because of insufficient funds in the Deposit Account on any Charge Date. In the event the Deposit Account continues to contain insufficient funds to fully satisfy the payments due Lender under the Note, Borrower shall be responsible for making all such payments from another source and in no event shall the obligations of Borrower under the Note be affected or diminished as a result of any shortages in the Deposit Account, it being understood and agreed that Borrower shall at all times remain liable for payment in full of all indebtedness under the Note.

Lender may, at Lender’s sole discretion, discontinue charging the Deposit Account at any time on not less than ten (10) days’ written notice to the Borrower, in which event, Borrower shall thereafter be responsible for making all payments hereunder to Lender at the address set forth in Lender’s notice or if no such address is given, then to Lender at P.O. Box 5600, Lewiston, Maine 04243-5600.

The Borrower and each endorser and guarantor hereof grant to the Bank a continuing lien on and security interest in any and all deposits or other sums at any time credited by or due from Lender or any Affiliate (as defined in the Construction Loan Agreement) of Lender to the Borrower and/or each endorser or guarantor hereof and any cash, securities, instruments or other property of the Borrower and each endorser and guarantor hereof in the possession of the Lender or any Lender Affiliate, whether for safekeeping or otherwise, or in transit to or from the Lender or any Lender Affiliate (regardless of the reason the Lender or Lender Affiliate had received the same or whether the Lender or Lender Affiliate has conditionally released the same) as security for the full and punctual payment and performance of all of the liabilities and obligations of the Borrower and/or any endorser or guarantor hereof to the Lender or any Lender Affiliate and such deposits and other sums may be applied or set off against such liabilities and obligations of the Borrower or any endorser or guarantor hereof to the Lender or any Lender Affiliate at any time, whether or not such are then due, whether or not demand has been made and whether or not other collateral is then available to the Lender or any Lender Affiliate.

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Borrower shall pay a late payment charge of six cents ($.06) for each dollar ($1.00) of each payment that is made more than fifteen (15) days after the due date thereof, which charge shall be due and payable with each such late payment.

DEFAULT / POST JUDGMENT INTEREST RATE. The Lender shall have the right to charge interest on the unpaid principal balance hereof at an interest rate of four percent (4.0%) per annum in excess of the Interest Rate otherwise payable as provided herein (the “Default Rate”) for any period during which the Borrower has failed to make a required payment hereunder within ten (10) days of the due date therefor, or shall be in default under any material provision hereof or there shall be a default under any other document guarantying, governing or securing this Note. The Default Rate shall apply following entry of any judgment hereon notwithstanding any otherwise applicable statutory rate.

Notwithstanding any other provision of this Note, if Lender shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, (i) by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the Adjusted LIBOR Rate, or (ii) it is unlawful for Lender to make or maintain the loan evidenced by the Note as a LIBOR Rate based loan as contemplated by this Note, or to obtain in the interbank Eurodollar market the funds with which to make such LIBOR Rate based loans, Lender shall give prompt written notice thereof to Borrower and after the giving of such notice, until any such notice has been withdrawn by Lender, the Principal Amount shall bear interest at another rate then designated by the Lender, in its sole discretion, for general commercial loan reference purposes.

If the adoption of or any change in any applicable law or regulation or in the interpretation or application thereof or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority made subsequent to the date hereof, shall (a) subject Lender to any tax of any kind whatsoever with respect to any LIBOR Rate based loan made by it, or change the basis of taxation of payments to Lender in respect thereof (except for changes in the rate of tax on the overall net income of Lender); (b) impose, modify, or hold applicable, any reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in, or for the account of, advances, loans, or other extension of credit (including participations therein) by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the Adjusted LIBOR Rate hereunder; or (c) shall impose on such Lender any other condition; and the result of any of the foregoing is to materially increase the cost to Lender of making or maintaining the loan evidenced by this Note as a LIBOR Rate based loan, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay Lender, upon its demand, any additional amounts necessary to compensate Lender for such additional costs or reduced amount receivable which Lender reasonably deems to be material as determined by Lender, with respect to this Note. A certificate as to any additional amounts payable pursuant to this paragraph submitted by Lender to Borrower shall be presumptive evidence of such amounts owing. Lender agrees to use reasonable efforts to avoid, or to minimize, any amounts which might otherwise be payable pursuant to this paragraph provided however, that such efforts shall not cause the imposition on Lender of any additional costs or legal regulatory burdens deemed by Lender in good faith to be material.

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During the term hereof, Borrower will deliver to Lender such financial information and reports as may be required by that certain Second Amended and Restated Loan Agreement dated on or about March 28, 2016, as the same may be amended from time to time. Borrower’s failure to timely supply such information shall constitute an Event of Default hereunder.

This Note is secured by, and the parties hereto are entitled to the benefits and security of, that certain Mortgage and Security Agreement dated on or about March 28, 2016 recorded in the Cumberland County Registry of Deeds in Book 33003, Page 114, as the same may have been, or may be, modified or amended from time to time including, without limitation by Modification dated of or about even date herewith with respect to certain property owned by Borrower and improvements now or in the future existing thereon, located at or about 33 Caddie Lane a/k/a Unit 11, Second Tee Business Park Condominium, Riverside Street, Portland, Maine, as well as an existing Amended and Restated Mortgage and Security Agreement dated on or about September 21, 2015 with respect to certain property with improvements thereon owned by Borrower and located at or about 56 Evergreen Drive, Portland, Maine (together, the “Mortgages”), related collateral assignments of leases and rents and certain security agreements dated on or about September 21, 2015 and on or about March 28, 2016 (the “Security Agreements”) covering all business assets from Borrower to Lender, and a certain Assignment of Contracts, Leases and Permits dated on or about March 28, 2016, all of the covenants, conditions and agreements of the Mortgages and Security Agreements being made a part of this Note by this reference, and by any other mortgage or security instrument executed and delivered by Borrower to Lender from time to time that secures all obligations or indebtedness of Borrower to Lender.

Except as may be otherwise provided in the Construction Loan Agreement or the Mortgages securing Borrower’s obligations hereunder, all monthly payments received by Lender hereunder shall be applied first, to the payment of accrued interest on the Principal Amount, second, to the reduction of the Principal Amount of this Note, and finally, the balance, if any, to the payment of any fees, costs, expenses or charges then payable by Borrower to Lender hereunder, under the Mortgages or under any other document executed and delivered by Borrower in connection with the loan evidenced by this Note.

Borrower agrees that if it fails to make any payment due under this Note, or upon the happening of any “Event of Default” (as defined in the Construction Loan Agreement) under the Construction Loan Agreement or either of the Mortgages, the outstanding Principal Amount, together with accrued interest and all other expenses, including, without limitation, reasonable attorneys’ fees, shall immediately become due and payable at the option of the holder of this Note, notwithstanding the Maturity Date. For purposes hereof, attorneys’ fees shall include, without limitation, fees and disbursements for legal services incurred by the holder hereof in collecting or enforcing payment hereof whether or not suit is brought, and if suit is brought, then through all appellate actions. From and after any “Event of Default” under the Construction Loan Agreement, the interest rate of this Note shall be the “Default Rate” (as defined herein).

In no event shall the total of all charges payable under this Note, the Construction Loan Agreement and any other documents executed and delivered in connection herewith and therewith that are or could be held to be in the nature of interest exceed the maximum rate permitted to be charged by applicable law. Should the Lender receive any payment of interest that is or would be in excess of that permitted to be charged under any such applicable law, such payment shall have been, and shall be deemed to have been, made in error and shall thereupon be applied to reduce the principal balance outstanding on this Note.

Borrower waives demand, presentment for payment, notice of dishonor, protest and notice of protest of this Note.

Any notice, demand or request relating to any matter set forth in this Note shall be given in the manner provided for in the Construction Loan Agreement.

Time is of the essence as to all dates set forth herein; provided, however, that whenever any payment to be made under this Note shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computations of payment of interest.

This Note may not be waived, changed, modified, terminated or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification, termination or discharge is sought.

BORROWER, AND BY ITS ACCEPTANCE HEREOF, LENDER, EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS NOTE, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. BORROWER AND LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

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This Note and the rights and obligations of the parties hereunder shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State (without giving effect to the State’s principles of conflicts of law). Borrower hereby irrevocably submits to the nonexclusive jurisdiction of any state or federal court in the State sitting in the City of Portland, County of Cumberland, over any suit, action or proceeding arising out of or relating to this Note, and Borrower hereby agrees and consents that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any state or federal court in the State sitting in the City of Portland, County of Cumberland, may be made by certified or registered mail, return receipt requested, directed to the Borrower at the address indicated below, and service so made shall be complete five (5) days after the same shall have been so mailed.

By signing below, Borrower agrees and acknowledges that, under Maine law, no promise, contract, or agreement to lend money, extend credit, forbear from collection of debt or make any other accommodation for the repayment of a debt for more than $250,000 may be enforced against Lender unless the promise, contract, or agreement (or some memorandum or note thereof) is in writing and signed by Lender.

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IN WITNESS WHEREOF, the Borrower has executed and delivered this Note on the Date of Note as an instrument under seal.

ATTESTING WITNESS	Borrower:

ImmuCell Corporation

/s/ David S. Champoux	By:	/s/ Michael F. Brigham
	Name:	Michael Brigham
	Title:	Its President and CEO

Borrower’s Address:

56 Evergreen Drive Portland, Maine 04103

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SCHEDULE A to CONSTRUCTION LOAN NOTE

TO BE LATER ATTACHED/PROVIDED BY LENDER